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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Wave Systems Corp.:

We consent to the incorporation by reference in the registration statements Nos. 333-112017, 333-106632, 333-99469, 333-92845, 333-46330, 333-33236, 333-38265, 333-28819, 333-20017, 333-73236 and 333-65648 on Form S-3 and Nos. 333-88665, 333-68911, 333-69041, 33-97612, 333-11611 and 333-11609 on Form S-8, of our report dated March 12, 2004, relating to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficiency) and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003 and for the period from February 12, 1988 (inception) through December 31, 2003 which report appears in the December 31, 2003 annual report on Form 10-K of Wave Systems Corp.

Our report dated March 12, 2004 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Boston, Massachusetts March 19, 2004

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  EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS